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                                                                     EXHIBIT 3.2


                           CERTIFICATE OF AMENDMENT
           TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                            THE METZLER GROUP, INC.
                            -----------------------



     It is hereby certified that:

     1. The name of the corporation (hereinafter called the "Corporation") is The Metzler Group, Inc.

     2.   The original certificate of incorporation was filed on June 6, 1996.

     3. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking paragraph A of Article Four and substituting the following in lieu thereof:

     A. Authorized Shares: The total number of shares of all classes of stock which the Corporation shall have authority to issue is seventy-eight million (78,000,000), consisting of seventy-five million (75,000,000) shares of Common Stock, $0.001 par value per share (the "Common Stock"), and three million (3,000,000) shares of Preferred Stock, $0.001 par value per share (the "Preferred Stock").

     4. The Amendment to the Amended and Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Executed this ____ day of November, 1997.


                                              ----------------------------------
                                              Barry S. Cain, Assistant Secretary